Exhibit (g)(1)


                                                                        SUMMONS

                  IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                            IN AND FOR NEW CASTLE COUNTY


HOWARD SANDE FELDMAN, CUSTODIAN FOR          CIVIL ACTION NO.    14577
JAN SHARONA FELDMAN, UGMA,

                  Plaintiff.                      SUMMONS

          v

JACQUES P. BLANDEAU, SERGE M. P.
OSOUF, JEROME KARTER, JOHN R. COX,
RAYMOND H. DECK, MICHEL J. GUDEFIN,
JEAN P. MASSE, RICHARD M. MURRAY,
PATRICK PEUGOT, JOHN W. POPP,
FRANCOIS REACH, DAVID J. SHERWOOD,
SCOR SA AND SCOR U.S. CORPORATION,

               Defendants.


THE STATE OF DELAWARE

TO THE SPECIAL PROCESS SERVER

YOU ARE COMMANDED:

     To Summon the above named defendants so that, within 20 days after service hereof upon defendants, exclusive of the day of service,

defendants shall serve upon Joseph A. Rosenthal, Esquire, plaintiff's attorney whose address is First Federal Plaza, PO Box 1070, Wilmington, DE

19899 an answer to the complaint.

     To serve upon defendants a copy hereof and of the complaint.



     Dated September 29, 1995            /s/ Priscilla B. Rabestraw
                                        ----------------------------
                                             Register in Chancery


TO THE ABOVE NAMED DEFENDANTS:

     In case of your failure, within 20 days after service hereof upon you, exclusive of the day of service, to serve on plaintiff's attorney named above an answer to the complaint, judgement by default will be rendered against you for the relief demanded in the complaint.



                                         /s/ Priscilla B. Rabestraw
                                        -----------------------------
                                             Register in Chancery

                  IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                            IN AND FOR NEW CASTLE COUNTY

----------------------------------------x
HOWARD SANDE FELDMAN, CUSTODIAN FOR     :
JAN SHARONA FELDMAN, UGMA,              :
                                        :
                    Plaintiff,          :    Civil Action No.14577
                                        :
     - against -                        :
                                        :
JACQUES P. BLONDEAU; SERGE M.P. OSOUF;  :    CLASS ACTION COMPLAINT
JEROME KARTER; JOHN R. COX; RAYMOND H.  :    ----------------------
DECK; MICHEL J. GUDEFIN; JEAN P. MASSE; :
RICHARD M. MURRAY; PATRICK PEUGOT;      :
JOHN W. POPP; FRANCOIS REACH; DAVID     :
J. SHERWOOD; SCOR SA and SCOR U. S.     :
CORPORATION,                            :
                                        :
                    Defendants.         :
                                        :
----------------------------------------x


          Plaintiff, Howard Sande Feldman, Custodian for Jan Sharona

Feldman, UGMA, individually and on behalf of all others similarly situated, by his attorneys, alleges the following upon information and belief based upon the investigation of his counsel, which included, among other things, a review of various public filings by the corporate defendants with the Securities and Exchange Commission ("S.E.C.") and various public articles detailed herein (except for those allegations which pertain to plaintiff, which allegations are based upon personal knowledge):

     1.   This action arises out of an unlawful scheme and plan to acquire the remaining approximately 20% ownership of Scor U. S. Corporation ("Scor

U.S." or the "Company") in a going-private transaction by its parent, Scor

SA, a French Company ("Scor SA") for grossly inadequate consideration and in breach of
defendants' fiduciary duties. Plaintiff alleges that he and the other public stockholders of Scor U.S. common stock are entitled to enjoin the proposed transaction, or alternatively, recover damages in the event the transaction is consummated.


                                THE PARTIES
                                -----------

     2.   Plaintiff Howard Sande Feldman, Custodian for Jan Sharona

Feldman, UGMA is and at all relevant times was the owner of 200 shares of common stock of Scor U.S.

     3.   Defendant Scor U.S. is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 110 William Street, Suite 1800, New York, New York

10038. It is a subsidiary of defendant Scor SA. Scor U.S., through its subsidiaries, provides property and casualty insurance and reinsurance.

Reinsurance is provided to primary insurance companies on both a treaty and facultative basis. Scor U.S.' subsidiary Scor Reinsurance Company specializes in underwriting treaties covering standard and non-standard automobile, commercial and technical risks and provides property, casualty and special risk coverages on a facultative basis.

     4.   Defendant Scor SA is a corporation organized and existing under the laws of France with its principal executive offices located at 1 avenue du President Wilson, 92800 Puteaux, France. Scor SA is the largest shareholder of Scor U.S. It owns approximately 80% of the Company's common stock. As such, Scor SA has effective control over the Company.































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



     5.   Defendant Jacques P. Blondeau ("Blondeau") is Chairman of the

Board of Directors of Scor U.S. Blondeau is also Chairman of the Board and

Chief Executive Officer of defendant Scor SA.

     6.   Defendant Serge M.P. Osouf ("Osouf") is a Vice Chairman of the

Board of Directors of Scor U.S. Osouf is also the General Manager of defendant Scor SA.

     7.   Defendant Patrick Peugeot ( "Peugeot" ) is a director of Scor

U.S. Peugeot is Honorary Chairman and the former Chairman of the Board and

Chief Executive Officer of defendant Scor SA.

     8.   Defendant Francois Reach ("Reach") is a director of Scor U.S.

Reach is Deputy General Manager and the former Chief Investment Officer and Treasurer of defendant Scor SA.

     9.   Defendant David J. Sherwood ("Sherwood") is a director of Scor

U.S.

     10.  Defendant John W. Popp ("Popp") is a director of Scor U. S.

     11.  Defendant Jerome Karter ("Karter") is a director of Scor U. S.

     12.  Defendant John R. Cox. ("Cox") is a director of Scor U. S.

     13.  Defendant Raymond H. Deck ("Deck") is a director of Scor U. S.

     14.  Defendant Michel J. Gudefin ("Gudefin") is a director of Scor

U.S.






































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



     15.  Defendant Jean P. Masse ("Masse") is a director of Scor U.S.

     16.  Defendant Richard M. Murray ("Murray") is a director of Scor

U.S.

     17.  The above-named individual defendants (collectively the

"Individual Defendants") as officers and/or directors of the Company and/or as significant shareholders of the Company, owe fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other members of the Class (as defined below).


                         CLASS ACTION ALLEGATIONS
                         ------------------------

     18.  Plaintiff brings this action pursuant to Rule 23 of the Rules of this Court, on behalf of himself and all other stockholders of the Company as of September 26, 1995 (the "Class"). Excluded from the Class are the defendants herein, members of their immediate families, and any subsidiary, firm, trust, corporation, or other entity related to or affiliated with any of the defendants and their successors in interest,

who are or will be threatened with injury arising from defendants'

actions.

     19.  This action is properly maintainable as a class action for the following reasons:

          (a)  the Class is so numerous that joinder of all members is impracticable. While the exact number of class members is unknown to plaintiff at this time and can only be ascertained through appropriate discovery, there are more than































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



three million shares of Scort U.S. common stock outstanding held by hundreds of shareholders of record. The holders of these shares are believed to be geographically dispersed throughout the United States. Scor

U.S. common stock is listed and actively traded on the New York Stock

Exchange;

          (b)  there are questions of law and fact which are common to members of the Class and which predominate over any questions affecting only individual members. The common questions include, inter alia, the
                                                       ----------

following:

              (i)   whether defendants have engaged and are continuing to

engage in a plan and scheme to benefit themselves at the expense of the members of the Class;

               (ii) whether the Individual Defendants, as directors and/or officers of the Company and/or as significant shareholders of the Company,

have breached their fiduciary duties owed to plaintiff and the other members of the Class, including their duties of entire fairness, loyalty,

due care, and candor;

              (iii) whether defendants have disclosed all material facts in connection with the challenged transaction; and

               (iv) whether plaintiff and the other members of the Class

would be irreparably damaged were defendants not enjoined from the conduct described herein;

          (c)  the claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has no interest that are adverse or antagonistic to the interests of the Class;




























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



          (d)  the plaintiff is committed to prosecuting this action and has retained counsel competent and experienced in litigation of this nature. Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

          (e)  plaintiff anticipates that there will be no difficulty in the management of this litigation; and

          (f)  a class action is superior to other available methods for adjudication of this controversy.


                          SUBSTANTIVE ALLEGATIONS
                          -----------------------

     20.  On September 26, 1995, the Dow Jones News Wire announced that

Scor SA would acquire the remaining shares of Scor U.S. that it does not already own. Pursuant to the proposed transaction, each of Scor U.S.'

minority owned common shares will be converted into the right to receive

$14 in cash (the "Buyout Transaction").

     21.  The purpose of the Buyout Transaction is to enable Scor SA to acquire one hundred (100%) percent equity ownership of Scor U.S. and its valuable assets for its own benefit and the benefit of Scor SA, at the expense of Scor U.S.' public stockholders who will be deprived of their equity investment and the benefits thereof including, among other things,

the expected growth in the Company's profitability. Indeed, as disclosed on the Bloomberg Newswire on September 26, 1995, after it purchased the remaining 20% of Scor U.S., Scor SA intends to merge with

Holding Company Scor, which controls Scor SA, thus increasing the value of

Scor U.S.

     22.  The Buyout Transaction is the product of unfair dealing, and the price of $14 cash per share to be paid to class members is unconscionable and unfair and so grossly inadequate as to constitute a gross breach of trust committed by defendants against the public stockholders because,

among other things:

          (a)  the announcement of the proposed Buyout Transaction was made when the Company was poised for significant future growth and earnings as illustrated, inter alia, in the jump in the Company's net
                         ----------

income to $4.8 million or $.27 per share, on a primary basis, in the second quarter of 1995 from $600,000, or $.03 per share on a primary basis, for the second quarter of 1994 and earnings estimates compiled by

Nelsons estimate earnings per share of $.90 for fiscal 1995 and $.97 for fiscal 1996 up from the actual loss of $.43 per share in fiscal 1994;

          (b)  the proposed Buyout Transaction comes at a time when

according to analysts, the reinsurance industry is recovering from a series of natural catastrophes including Hurricane Andrew in 1992 and the

Northridge earthquake in Los Angeles, California. As noted by Derek Elias,

an analyst at Paribas Capital markets, "[w]e're seeing the effect of fewer natural catastrophes as well as pricing increases throughout the sector";




































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



          (c)  defendants undervalued Scor U.S.' common stock by ignoring the full value of its assets and future prospects. The Buyout Transaction does not reflect that Scor U.S.' financial condition is positive and will continue to improve as the national economy recovers.

          (d)  because Scor SA controls an overwhelming majority of the

Company's common stock, no third party will bid for Scor U.S. Thus,

defendants will be able to proceed with the Buyout Transaction without an auction or other type of market check to maximize value for Scor U.S.'

public shareholders.

          (e)  defendants timed the announcement of the Buyout Transaction to place an artificial lid or cap on the market price for Scor U.S.' stock to enable Scor SA to acquire the minority stock at the lowest possible price. The agreed to merger price of $14 cash per Scor U.S. share represents an approximate 28% premium over the closing price prior to the announcement, but is below the closing market price of 15 on September 26,

1995, and the trading price of 15 1/4 on September 27, 1995.

     23.  By reason of their positions with Scor U.S. and the controlling ownership of the Company, defendants are in possession of non-public information concerning the financial condition and prospects of Scor U.S.,

and especially the true value and expected increased future value of Scor

U.S. and its assets, which they have not disclosed to Scor U.S.' public stockholders. Such concealed information is of critical importance to class members in determining whether or not to seek the appraised value of their stock pursuant to the General Corporation Law of

Delaware.

     24.  Scor SA is intent on paying the lowest buyout price to class members, whereas it and the Individual Defendants are duty-bound to maximize shareholder value. The defendant fiduciaries have clear and material conflicts of interest and are acting to better the interests of

Scor SA at the expense of the Scor U.S. public shareholders.

     25.  The proposed Buyout Transaction is wrongful, unfair and harmful to Scor U.S.' minority public stockholders, and represents an effort by

Scor SA to aggrandize its own financial position and interests at the expense of and to the detriment of class members. The Buyout Transaction is an attempt to deny plaintiff and the other members of the Class their right to share proportionately in the true value of Scor U.S.' valuable assets, future growth in profits, earnings and dividends, while usurping the same for the benefit of Scor SA on unfair and inadequate terms.

     26.  Defendants, in failing to disclose the material non-public information in their possession as to the value of Scor U.S.' assets, the full extent of the future earnings potential of Scor SA and its expected increase in profitability, are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached


































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



and are breaching their fiduciary duties to the members of the Class.

     27.  As a result of defendants' unlawful actions, plaintiff and the other members of the Class will be damaged in that they will not receive their fair portion of the value of Scor U.S.' assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed Buyout Transaction is enjoined by the

Court, defendants will continue to breach their fiduciary duties owed to the plaintiff and the members of the Class, will not engage in arm's-

length negotiations on the merger terms, and will consummate and close the proposed merger complained of and succeed in their plan described above,

all to the irreparable harm of the members of the Class.

     28.  Plaintiff and the other members of the Class have no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

     (a)  declaring this action to be a proper class action and certifying plaintiff as the representative of the Class;

     (b)  ordering defendants to carry out their fiduciary duties to plaintiff and the other members of the Class, including those duties of care, loyalty, and candor;

     (c)  granting preliminary and permanent injunctive relief against the consummation of the Buyout Transaction as described herein;




































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



     (d)  in the event the Buyout Transaction is consummated, rescinding the Buyout Transaction and/or awarding rescissory damages to the Class;

     (e)  ordering defendants, jointly and severally, to account to plaintiff and other members of the Class all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

     (f)  awarding plaintiff the costs and disbursements of the action including allowances for plaintiff's reasonable attorneys and experts fees; and

     (g)  granting such other and further relief as the Court may deem just and proper.

                                   ROSENTHAL, MONHAIT, GROSS
                                     & GODDESS, P.A.


                                   By: /s/ J. Monhait
                                      ----------------------------

                                   First Federal Plaza
                                   P.O. Box 1070
                                   Wilmington, DE 19899

                                   Attorneys for Plaintiff

OF COUNSEL:

WOLF POPPER ROSS WOLF & JONES, L.L.P.
845 Third Avenue
New York, New York 10022
(212) 759-4600


































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